Exhibit 5.1

Watson, Farley & Williams (New York) LLP
Our reference: 21419.50037/19124070 v4	1133 Avenue of the Americas
New York, New York 10036
Tel (212) 922 2200
Fax (212) 922 1512
March 30, 2011

Golar LNG Partners L.P. Par-la-Ville Place 14 Par-la-Ville Road Hamilton, HM 08 Bermuda

Golar LNG Partners L.P.

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Golar LNG Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with a sale by Golar LNG Limited, a Bermuda company (“Golar”), of up to 13,800,000 common units (the “Units”) of the Partnership.  The Units are being sold by Golar pursuant to the Partnership’s Registration Statement on Form F-1 (File No. 333-   ) (the “Registration Statement”) and the prospectus included therein (the “Prospectus”).

As counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)                                     the Registration Statement;

(ii)                                  the Prospectus;

(iii)                               the form of the underwriting agreement (the “Underwriting Agreement”) to be executed among Golar, the Partnership, Golar GP LLC, a Marshall Islands limited liability company (the “General Partner”), Golar Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company” and, together with the Partnership and the General Partner, the “Golar Parties”) and the representatives of the underwriters named therein and filed as an exhibit to the Registration Statement; and

(iv)                              such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Golar Parties, their subsidiaries and affiliates, as we have deemed relevant and necessary.

In such examination, we have assumed: (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents

London •  New York •  Paris •  Hamburg •  Munich •  Rome •  Milan •  Madrid •  Athens •  Piraeus •  Singapore •  Bangkok

Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253.  It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers.  A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address.  Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

submitted to us as conformed or photostatic copies, (iii) the completeness and accuracy of each document submitted to us, including that no such documents or their provisions have been modified, amended or supplemented, through written, verbal or other means, unless disclosed to us, and (iv) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)                                     the power, authority and legal right of all parties (other than the Partnership, the General Partner and the Operating Company) to the Underwriting Agreement to enter into and perform their respective obligations thereunder; and

(ii)                                  that the Underwriting Agreement will have been duly and validly authorized by the parties thereto (other than the Partnership, the General Partner and the Operating Company), and executed and delivered by the parties thereto substantially in the form examined by us.

As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents and the representations and warranties of each of the Golar Parties contained in the Underwriting Agreement.  We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law.  We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Units have been validly issued and are fully paid and nonassessable.

We consent to the filing of this opinion as exhibit to the Registration Statement and to the references to our firm in the Registration Statement and the Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ Watson, Farley & Williams (New York) LLP